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Pricing Supplement dated July 13, 2005	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	              TOYOTA MOTOR CREDIT CORPORATION

                      Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $25,000,000		     Trade Date: July 13, 2005
Issue Price: 100%			     Original Issue Date: July 27, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $25,000,000
   Terms of the Notes -- Interest"	     Principal's Discount
Interest Payment Period: Quarterly	 	or Commission: 0.0%
Stated Maturity Date: July 27, 2015
________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		     (Fixed Rate Commencement
              (Fixed Interest Rate): 		      Date):
   [ ]  Other Floating Rate Note		     (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
             [X]  LIBOR	     [ ]  Treasury Rate	       [ ]  Other (see attached)
                          If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

   Initial Interest Reset Date: October 28, 2005    Spread (+/-): +0.40%
   Interest Rate Reset Period: Quarterly	    Spread Multiplier:  N/A
   Interest Reset Dates: the 28th of each  	    Maximum Interest Rate: 6.00%
        January, April, July & October
   Interest Payment Dates: the 28th of each 	    Minimum Interest Rate:  N/A
	January, April, July & October, 	    Index Maturity: 3 month
        commencing October 28,2005, 		    Index Currency: U.S.dollars
        and at Maturity

Day Count Convention:
   [X]  30/360 for the period from July 27, 2005 to July 27, 2015
   [ ]  Actual/360 for the period from      to
   [ ]  Other (see attached)

Redemption:
   [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [X]	The Notes may be redeemed prior to Stated Maturity Date.
           Sole Redemption Date: July 28, 2006. See "Additional Terms of the Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
       Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                    ___________________________

                                      HSBC
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                          ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

	 The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on July 25, 2005 plus 0.40%.

	 Notwithstanding anything to the contrary in the Prospectus Supplement, if any Interest Reset Date or Interest Payment Date would otherwise be a day that is not a Business Day, the applicable Interest Reset Date or Interest Payment Date, respectively, will be postponed to the next succeeding day that is a Business Day.

Redemption

	The Notes are subject to redemption by TMCC, in whole but not in part, on the Sole Redemption Date stated above subject to not less than 30 nor more than 60 days' prior notice.

Minimum Denomination

      Each Note will be issued in a minimum denomination of $100,000 and in $1,000 increments thereafter.

Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated May 4, 2004 and an Appointment Agreement Confirmation dated July 13, 2005 (collectively, the "Agreement") between TMCC and HSBC Securities
(USA) Inc. ("HSBC"), HSBC, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. HSBC may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, HSBC is committed to take and pay for all of the Notes offered hereby if any are taken.